EXHIBIT 12.1

                       EVANS WITHYCOMBE RESIDENTIAL, L.P.
                   CALCULATION OF THE RATIO OF DEBT TO MARKET
                     CAPITALIZATION AS OF DECEMBER 31, 1997
                     (DOLLARS IN THOUSANDS EXCEPT FOR UNITS
                             AND PER SHARE AMOUNTS)

Issued and outstanding Units                                                                 24,978,056
Exchange ratio of 0.50 share of common stock of Equity Residential Properties Trust (1)            0.50
                                                                                                   ----
Equivalent number of issued and outstanding shares                                           12,489,028
Closing price of stock at December 31, 1997                                                     $50.875
Equity Capitalization                                                                      $635,379,300
Debt                                                                                       $499,000,000
Total Capitalization                                                                     $1,134,379,300
Debt/Total Capitalization                                                                          44.0%



(1) The Asset Contribution Agreement dated August 27, 1997 provides for the exchange of all outstanding limited partnership units at an exchange ratio of 0.50 units/shares of EQR for every one unit of the Operating Partnership.